Exhibit 99.1

Westwood Holdings Group, Inc. Reports Fourth Quarter and 2013 Results

Assets Under Management Increase to Record $18.9 Billion

Westwood International AUM Reaches $2.5 Billion

DALLAS--(BUSINESS WIRE)--February 6, 2014--Westwood Holdings Group, Inc. (NYSE: WHG) today reported fourth quarter 2013 revenues of $25.3 million, a 22% increase compared to revenues of $20.6 million in the fourth quarter of 2012. Non-GAAP Economic Earnings per share (“Economic EPS”) increased 31% to $1.17 compared to $0.89 in the fourth quarter of 2012 and were 21% higher than the $0.97 reported in the third quarter of 2013. Diluted earnings per share increased 55% to $0.76 compared to $0.49 in the same quarter of 2012 and were up 33% compared to the $0.57 reported in the third quarter of 2013.

Highlights and significant items related to our fourth quarter 2013 pretax results include:

  Assets under management (AUM) increased 11% during the fourth quarter to a record of $18.9 billion at year-end 2013.
  Westwood International Advisors (“WIA”) net inflows were $450 million, including $160 million into our Ireland domiciled UCITS Fund.
  The Westwood Funds™ achieved record quarterly net inflows of over $270 million.
  Firmwide net inflows exceeded $660 million for the fourth quarter.

Brian Casey, Westwood’s President & CEO, commented, “We are pleased to end a very successful 2013 with such an exceptionally strong fourth quarter. We benefited all year from excellent performance delivered by our MLP, SmallCap, and Income Opportunity teams. Our Westwood Funds™ enjoyed a record year achieving $800 million of net inflows and organic growth in excess of 50%. WIA’s Emerging Markets strategies continue to attract new flows and WIA has a robust pipeline of current prospects. WIA’s AUM reached $2.5 billion at year-end with clients domiciled in four countries served by a team of thirteen professionals.”

AUM reached $18.9 billion as of December 31, 2013, an increase of 34% compared to $14.2 billion as of December 31, 2012. Mutual fund assets, comprising ten Westwood Funds™, grew 74% in 2013 to $2.8 billion at year-end. Institutional assets were up 32% from the prior year to $12.1 billion, while Private Wealth assets increased 20% to $4.0 billion at year-end 2013.

Westwood’s Board of Directors today declared a quarterly cash dividend of $0.44 per common share, payable on April 1, 2014 to stockholders of record on March 14, 2014. At year-end, Westwood had $75 million in cash and investments, stockholders’ equity of $89 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss fourth quarter 2013 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through February 14, 2014 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 30382280.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds, the Westwood FundsTM family of U.S. mutual funds, and UCITS funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds™, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
REVENUES:
Advisory fees:
Asset based	$20,038	$17,956	$15,259
Performance based	-	26	-
Trust fees	4,904	4,672	4,026
Other, net	310	344	1,339
Total revenues	25,252	22,998	20,624

EXPENSES:
Employee compensation and benefits	11,550	12,480	11,496
Sales and marketing	305	326	309
Westwood mutual funds	688	599	377
Information technology	858	690	681
Professional services	1,257	887	739
General and administrative	1,543	1,250	1,163
Total expenses	16,201	16,232	14,765
Income before income taxes	9,051	6,766	5,859
Provision for income taxes	3,191	2,447	2,256
Net income	$5,860	$4,319	$3,603
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	-	-	361
Less: reclassification adjustment for net gains included in earnings	-	-	(992)
Net change (net of income taxes of $0, $0 and $(1,058), respectively)	-	-	(631)
Foreign currency translation adjustments	(156)	104	(30)
Other comprehensive income	(156)	104	(661)
Total comprehensive income	$5,704	$4,423	$2,942

Earnings per share:
Basic	$0.80	$0.59	$0.50
Diluted	$0.76	$0.57	$0.49

Weighted average shares outstanding:
Basic	7,345,357	7,374,600	7,166,020
Diluted	7,684,619	7,558,136	7,424,890

Economic Earnings	$9,004	$7,334	$6,627
Economic EPS	$1.17	$0.97	$0.89

Dividends declared per share	$0.44	$0.40	$0.40

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Year ended December 31,
REVENUES:	2013	2012
Advisory fees:
Asset based	$70,027	$57,936
Performance based	2,561	1,251
Trust fees	18,367	14,969
Other, net	870	3,339
Total revenues	91,825	77,495

EXPENSES:
Employee compensation and benefits	47,780	43,692
Sales and marketing	1,252	1,132
Westwood mutual funds	2,153	1,153
Information technology	2,882	2,555
Professional services	4,223	4,420
General and administrative	5,266	4,517
Total expenses	63,556	57,469
Income before income taxes	28,269	20,026
Provision for income taxes	10,378	7,936
Net income	$17,891	$12,090
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	-	(40)
Less: reclassification adjustment for net gains included in earnings	-	(1,900)
Net change (net of income taxes of $0, and $(1,058), respectively)	-	(1,940)
Foreign currency translation adjustments	(287)	30
Other comprehensive income	(287)	(1,910)
Total comprehensive income	$17,604	$10,180

Earnings per share:
Basic	$2.44	$1.69
Diluted	$2.34	$1.65

Weighted average shares outstanding:
Basic	7,331,874	7,145,701
Diluted	7,643,051	7,338,104

Economic Earnings	$29,997	$23,231
Economic EPS	$3.92	$3.17

Dividends declared per share	$1.64	$1.51

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2013 and 2012
(in thousands, except par value and share amounts)

	December 31, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$10,864	$3,817
Accounts receivable	14,468	8,920
Investments, at fair value	64,554	59,906
Deferred income taxes	3,782	3,362
Other current assets	2,521	1,365
Total current assets	96,189	77,370
Goodwill	11,255	11,255
Deferred income taxes	2,041	1,696
Intangible assets, net	3,789	4,149
Property and equipment, net of accumulated depreciation of $2,155 and $1,747	2,746	2,145
Total assets	$116,020	$96,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,082	$1,650
Dividends payable	3,935	1,201
Compensation and benefits payable	17,805	14,537
Income taxes payable	1,031	1,438
Total current liabilities	24,853	18,826
Accrued dividends	1,266	-
Deferred rent	1,268	1,238
Total long-term liabilities	2,534	1,238
Total liabilities	27,387	20,064

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,778,613 and outstanding 8,176,417 shares at December 31, 2013; issued 8,526,598 and outstanding 8,031,045 shares at December 31, 2012	88	85
Additional paid-in capital	100,955	88,483
Treasury stock, at cost – 602,196 shares at December 31, 2013; 495,553 shares at December 31, 2012	(23,169)	(18,502)
Accumulated other comprehensive income (loss)	(257)	30
Retained earnings	11,016	6,455
Total stockholders’ equity	88,633	76,551
Total liabilities and stockholders’ equity	$116,020	$96,615

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,891	$12,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	410	349
Amortization of intangible assets	359	472
(Gain) on sale of available for sale investment	-	(1,900)
Unrealized (gains) losses on trading investments	325	(344)
Loss on disposal of property	-	1
Restricted stock amortization	11,595	10,515
Deferred income taxes	(907)	(1,817)
Excess tax benefits from stock based compensation	(694)	(676)
Net purchases of investments – trading securities	(4,993)	(7,692)
Changes in operating assets and liabilities:
Accounts receivable	(5,702)	(1,208)
Other current assets	(887)	61
Accounts payable and accrued liabilities	450	(39)
Compensation and benefits payable	3,598	1,846
Income taxes payable and prepaid income taxes	160	2,147
Other liabilities	102	(25)
Net cash provided by operating activities	21,707	13,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of available for sale investment	-	1,900
Purchases of property and equipment	(1,201)	(264)
Net cash (used in) provided by investing activities	(1,201)	1,636

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(4,667)	(3,796)
Excess tax benefits from stock based compensation	694	676
Proceeds from exercise of stock options	-	210
Cash dividends	(9,330)	(13,981)
Net cash used in financing activities	(13,303)	(16,891)
Effect of currency rate changes on cash	(156)	28
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,047	(1,447)
Cash and cash equivalents, beginning of period	3,817	5,264
Cash and cash equivalents, end of period	$10,864	$3,817

Supplemental cash flow information:
Cash paid during the period for income taxes	$11,031	$7,600

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012

Net Income	$5,860	$4,319	$3,603
Add: Restricted stock expense	3,016	2,887	2,880
Add: Intangible amortization	90	90	106
Add: Tax benefit from goodwill amortization	38	38	38
Economic earnings	$9,004	$7,334	$6,627

Diluted weighted average shares	7,684,619	7,558,136	7,424,890
Economic EPS	$1.17	$0.97	$0.89

		Year Ended
		December 31, 2013	December 31, 2012

Net Income		$17,891	$12,090
Add: Restricted stock expense		11,595	10,515
Add: Intangible amortization		359	472
Add: Tax benefit from goodwill amortization		152	154
Economic earnings		$29,997	$23,231

Diluted weighted average shares		7,643,051	7,338,104
Economic EPS		$3.92	$3.17

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or Economic EPS). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900
Chief Financial Officer